Exhibit 19

INSIDER TRADING POLICY

INSIDER TRADING POLICY STATEMENT

The Need for a Policy Statement

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about such company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are subject to liability if they fail to take reasonable steps to prevent insider trading by personnel.

Our board of directors has adopted this policy statement (this “Insider Trading Policy”) both to satisfy our obligation to prevent insider trading by all personnel, top to bottom, and to help personnel avoid the severe consequences associated with violations of the insider trading laws. This Insider Trading Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with us. We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged. You must understand and comply with this Insider Trading Policy statement.

References in this Insider Trading Policy statement to the “Company,” “we,” “us” or “our” include any of the Company’s subsidiaries, and references to “employees” include part-time and temporary employees, as well as consultants and other independent contractors.

The Consequences of Noncompliance

The Securities and Exchange Commission (“SEC”) is very effective at detecting insider trading. The SEC, together with federal law enforcement, pursues insider trading violations vigorously. They have successfully prosecuted cases against trading by directors, officers and employees through foreign accounts, trading by family members and friends and trading involving only a small number of shares. To further facilitate the regulation of insider trading, Congress has instituted a whistleblower program and has given the SEC discretion to award informants a bounty of up to 30% of the penalties recovered from persons guilty of insider trading.

The consequences of an insider trading violation can be severe.

Traders and Tippers. Individuals who trade on material nonpublic information are subject to the following penalties:

•Disgorgement of profits;

•A civil penalty of up to three times the profit gained or loss avoided;

•A criminal fine of up to $5,000,000; and

•A jail term of up to 20 years.

A director, officer or employee who passes along or “tips” information (a “tipper”) to a person who then trades is subject to the same penalties as the person who receives the tip (a “tippee”) even if the tipper did not trade and did not profit from the tippee’s trading.

Control Persons. The Company and its supervisory personnel, if we fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

•A civil penalty of up to $1,000,000 or three times the profit gained or loss avoided as a result of the director, officer or employee’s violation; and

•A criminal penalty of up to $5,000,000 for individuals and up to $25,000,000 for the Company.

Company-Imposed Sanctions. The failure of a director, officer or employee to comply with this Insider Trading Policy may subject him or her to Company-imposed sanctions, up to and including dismissal for cause, whether or not the failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC or stock exchange investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

INSIDER TRADING POLICY
Our Policy

Our policy is that no director, officer or employee who is aware of material nonpublic information relating to us may, directly or indirectly through family members or other persons or entities:

•buy, sell, gift or donate our securities (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1) or engage in any other action to take personal advantage of that information;

•pass that information on (i.e., “tip”) to others outside the Company, including family and friends; or

•recommend the purchase or sale of our securities based on that information.

Although the main focus of this Insider Trading Policy is the prohibition of insider trading with respect to our securities, applicable securities laws also prohibit trading on material nonpublic information with respect to any public company’s securities, including securities of the Company’s competitors, commercial partners, suppliers, customers and any company with which we may be negotiating a major transaction (such as an acquisition, investment or sale). Accordingly, you must be mindful that any third-party confidential information you learn in the course of your relationship with the Company may be subject to insider trading considerations. In other words, you may not trade in the securities of another company on the basis of material, nonpublic information or tip such material, nonpublic information to other persons.

Unless you have been provided guidance to the contrary from the Company’s General Counsel, Corporate Secretary & Chief Compliance Officer (for the purposes of this Insider Trading Policy, the “pre-clearance officer”), or, in his absence, from the Company’s Chief Financial Officer (“CFO”), you may not trade while you are aware of material nonpublic information even if you believe that the information has not influenced your trading decision (in other words, even if you would have traded without having the information).

Transactions that may be necessary or that may appear justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not an exception from this Insider Trading Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, you must avoid even the appearance of an improper transaction to preserve our reputation for adhering to the highest standards of conduct.

Definition of Material Nonpublic Information. Material nonpublic information has two important elements: (1) materiality; and (2) public availability.

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. You should consider any information that could reasonably be expected to affect our stock price, whether it is positive or negative, as material. Some examples of information that ordinarily would be regarded as material are:

•Projections of short-term future earnings or losses or other earnings guidance;
•Changes in previously released earnings estimates or guidance;
•Earnings that are inconsistent with the consensus expectations of the investment community;
•A pending or proposed merger, acquisition, tender offer, acquisition or disposition of significant assets;
•The development of a significant new product or process;
•The gain or loss of a significant contract, order, customer or supplier;
•Actual or threatened major litigation, or the resolution of such litigation;
•Significant regulatory or legislative developments affecting us;
•A change in or other development regarding senior management;
•A change in dividend policy or the declaration of a stock split;
•An offering of additional securities; and
•The existence of financial liquidity problems or impending bankruptcy.

When Information is “Public.” A common misperception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In reality, information is considered to be available to the public only after it has been released broadly to the marketplace (such as by press release, webcast conference or an SEC filing) and the investing public has had time to absorb fully the information. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second full business day after the information is released. If, for example, we were to make an announcement on a Monday after the market closes, you should not trade in the Company’s securities until Thursday. If an announcement were made on a Friday after the market closes, Wednesday generally would be the first eligible trading day.

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

INSIDER TRADING POLICY
Transactions by Family Members and Legal Entities. This Insider Trading Policy also applies to (i) your family members who reside with you and anyone else who lives in your household, (ii) any family members who do not live in your household but whose transactions in our securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in our securities) and (iii) any legal entities (including, but not limited to, trusts) (a) whose transactions in our securities are directed by you or subject to your influence or control or (b) in which you have a material financial interest.
When we refer to “you” in this Insider Trading Policy, we also mean each of the people and entities listed above with respect to you. Because the people and entities listed above are covered by this Insider Trading Policy, you will be responsible for their transactions in our securities, and, in order to maintain your compliance with this Insider Trading Policy, you should ensure that they do not purchase or sell our securities without your clearance.

Transactions by the Company. From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the board of directors or appropriate committee thereof, if required) when engaging in transactions in our securities.

Twenty-Twenty Hindsight. Before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Transactions Under Company Plans

Stock Options. This Insider Trading Policy does not apply to the exercise of a stock option or to the exercise of a tax withholding right pursuant to which you elect to have us withhold shares subject to an option to satisfy tax withholding requirements. This Insider Trading Policy does apply, however, to any sale of the underlying stock or to a broker-assisted cashless exercise of an option because this entails selling a portion of the underlying stock to generate the cash needed to pay the exercise price of the option.

Restricted Stock and Restricted Stock Unit Awards. This Insider Trading Policy does not apply to the vesting of restricted stock or the conversion of restricted stock units, or to the exercise of a tax withholding right pursuant to which you elect to have us withhold shares upon vesting of restricted stock or conversion of restricted stock units to satisfy tax withholding requirements.

401(k) Plan. This Insider Trading Policy does not apply to purchases of Company stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Insider Trading Policy does apply, however, to elections you may make under the 401(k) plan to (a) increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Additional Prohibited Transactions. We consider engaging in short-term or speculative transactions in our securities by any director, officer or employee improper and inappropriate. Our policy is that directors, officers and employees may not engage in any of the following transactions:

Short Sales. Short sales of our securities evidence an expectation on the part of the seller that the securities will decline in value and therefore signal to the market that the seller has no confidence in us or our short-term prospects. In addition, short sales may reduce the seller’s incentive to improve our performance. For these reasons, you may not engage in short sales of our securities. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits directors and executive officers from engaging in short sales.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of our stock and therefore creates the appearance that the director, officer or employee is trading based on inside information. Transactions in options also may focus the person’s attention on short-term performance at the expense of our long-term objectives. Accordingly, you may not engage in transactions in puts, calls or other derivative securities, on an exchange or in any other organized market. Option positions arising from certain types of hedging transactions are discussed in the section below captioned “Hedging Transactions.”

Hedging Transactions. Certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities but without the full risks and rewards of ownership. When that occurs, he or
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

INSIDER TRADING POLICY
she may no longer have the same objectives as our other shareholders. Therefore, directors, officers and employees may not engage in any such transactions.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the customer or borrower is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the pre-clearance officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Standing Orders. Standing orders placed with a broker to sell or purchase stock at a specified price should be used only for a very brief period of time. A standing order leaves the seller with no control over the timing of the transaction. A standing order transaction executed by the broker when the seller is aware of material nonpublic information may result in unlawful insider trading. A standing order is not an acceptable substitute for an approved SEC Rule 10b5-1 plan or as a method to avoid the prohibitions contained in this Insider Trading Policy.

Post-Termination Transactions. This Insider Trading Policy continues to apply to your transactions in our securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in our securities until that information has become public or is no longer material.

Pre-Clearance Procedures and Blackout Periods

The following pre-clearance procedures and blackout periods apply to directors and executive officers subject to Section 16 of the Securities Exchange Act of 1934 and certain employees designated by the pre-clearance officer including, but not limited to, all Group Presidents, Vice Presidents and Controllers, and all employees in the corporate accounting, finance, and internal audit departments (collectively “Covered Persons”), who have access to material nonpublic information about the Company.

Pre-Clearance Procedures. Covered Persons—together with (i) any individuals who live in their household, (ii) any family members who do not live in their household but whose transactions in our securities are directed by the Covered Person or are subject to their influence or control and (iii) any legal entities (a) whose transactions in our securities are directed by them or subject to their influence or control or (b) in which they have a material financial interest (collectively, “Covered Person Affiliates”)—may not engage in any transaction involving our securities (including a stock plan transaction such as an option exercise, gift, loan, pledge, hedge, contribution to a trust or any other transfer) at any time without first obtaining pre-clearance from the pre-clearance officer or, in his absence, the CFO or, in the CFO’s absence, the Corporate Controller. A request for pre-clearance should be submitted to the pre-clearance officer at least two business days in advance of the proposed transaction. The pre-clearance officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. The pre-clearance officer himself or herself may not trade in our securities unless the CFO has approved the trade in accordance with the procedures set forth in this Insider Trading Policy. The CFO himself or herself may not trade in our securities unless the CEO has approved the trade in accordance with the procedures set forth in this Insider Trading Policy.

Broker Interface Procedures. The requirement to report most transactions within two business days requires tight interface with brokers handling transactions for our directors and executives. A knowledgeable, alert broker can act as a gatekeeper, helping ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Please contact the Company’s General Counsel, Corporate Secretary & Chief Compliance Officer at if you have questions or would like assistance in setting up a coordinated procedure with a broker for the purpose of effecting transactions in Company stock.

Blackout Periods

Quarterly Blackout Periods. The announcement of our quarterly and annual financial results has the potential to have a material effect on the market for our securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, Covered Persons and Covered Person Affiliates generally will be prohibited from trading in the our securities, and preclearance requests made by Covered Persons or Covered Person Affiliates will generally not be granted, during the period beginning 14 calendar days prior to the end of the Company’s fiscal quarter or fiscal year and ending after the second full business day following the Company’s issuance of its quarterly or annual earnings release.

Interim Blackout Periods. We may on occasion issue interim earnings guidance by means of a press release, webcast conference, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. Covered
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

INSIDER TRADING POLICY
Persons and Covered Person Affiliates are generally prohibited from trading in our securities during the period beginning when we are assembling the interim earnings information to be released and ending when we release the information and the market has fully absorbed it.

Event-Specific Blackout Periods. From time to time, an event may occur that is material to us and only a few directors or employees may know about such an event. So long as the event remains material and nonpublic, the persons who are aware of the event may not trade in our securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout.

Even if a blackout period is not in effect, at no time may a director, officer or employee trade in our securities if he or she is aware of material nonpublic information.

Exception for Approved Rule 10b5-1 Plans

Trades by directors, officers and employees in our securities that are executed pursuant to an approved SEC Rule 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Insider Trading Policy, including the restrictions set forth above relating to pre-clearance procedures and blackout periods.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a person must enter into a Rule 10b5-1 plan before he or she is aware of material nonpublic information and may not enter such a plan during a blackout period. Once the plan is adopted, such person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.

We require that the pre-clearance officer approve all Rule 10b5-1 plans in writing in advance. Our pre-clearance officer is under no obligation to pre-clear any trading plan and may determine not to pre-clear it or to pre-clear it only if certain conditions are satisfied.

Assistance

Any person who has a question about this Insider Trading Policy or its application to any proposed transaction may obtain additional guidance from the Company’s General Counsel, Corporate Secretary & Chief Compliance Officer. In addition, if he cannot be reached, please contact the CFO or the Corporate Controller. Do not try to resolve uncertainties on your own because the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

Notice and Certifications

This Insider Trading Policy will be posted and available to all directors, officers and employees on the Company’s intranet, and notice will be given to all directors, officers and employees as to its availability. All directors, officers and employees must read, understand and comply with this Insider Trading Policy statement.

Directors, executive officers and other designated employees must sign the certification attached to this Insider Trading Policy.

This Insider Trading Policy Statement is effective as of February 21, 2025 and supersedes all previous policies of the Company concerning insider trading.
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

INSIDER TRADING POLICY

CERTIFICATION

I certify that I have read and understand Astec Industries Inc.’s Insider Trading Policy Statement dated February 21, 2025 (the “Insider Trading Policy”). I understand that the Company’s pre-clearance officer, or in his or her absence, the Chief Financial Officer or Corporate Controller, is available to answer any questions I have regarding this Insider Trading Policy. I will comply with this Insider Trading Policy for as long as I am subject to the policy. I understand that my failure to comply in all respects with this Insider Trading Policy is a basis for termination for cause of my employment with or service to Astec Industries, Inc. (the “Company”).

Signature:

Date:

Print name:

You may purchase or sell Company securities only if you do not possess any material non-public information and you confer with the pre-clearance officer, or the Chief Financial Officer or Corporate Controller, and you are advised that the purchase or sale is permissible in accordance with this Insider Trading Policy.

It should also be noted that the window policy outlined above is not a guarantee that trading in Company securities is permissible. If you have non-public information about a material corporate event, you must still refrain from trading and maintain confidentiality even during the window periods. When in doubt, contact the pre-clearance officer, or the Chief Financial Officer or Corporate Controller before you engage in any transactions.
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

Astec Industries, Inc.
(the "Company")

NOTICE AND CERTIFICATION

To the Pre-Clearance Officer:

I hereby notify you of my intent to trade in securities of Astec Industries, Inc. (the “Company”). The amount and nature of the proposed trade is as follows:

☐	Sell in the open market	shares of Company Common Stock currently held at
(example: broker name, or in certificated form);

☐	Purchase in the open market	shares of Company Common Stock;

☐	Gift	shares of Company Common Stock to	;

☐	Adopt a Rule 10b5-1 plan to sell	shares granted on	;

☐	Other (explain)
.

I understand that I am not authorized to trade in Company securities in reliance upon this Notice and Certification unless the Company’s current trading window is open.

I hereby certify that I am not aware of material non-public information concerning the Company and that this authorization will expire upon the earlier of (i) my becoming aware of material non-public information concerning the Company, or (ii) the closing of the Company’s current open trading window.

Date:	Signature:

Print Name:

(to be completed by the Pre-Clearance Officer)

Approved:

Date: